PRESS RELEASE                                  [ORMAT GRAPHIC LOGO]

FOR IMMEDIATE RELEASE
Ormat Technologies Contact:                    Investor Relations Contact
Dita Bronicki                                  Jeff Corbin/Todd Fromer
CEO and President                              KCSA Worldwide
+1-775-356-9029                                212-896-1214/212-896-1215
DBRONICKI@ORMAT.COM                            JCORBIN@KCSA.COM/TFROMER@KCSA.COM

FOR IMMEDIATE RELEASE

       ORMAT TECHNOLOGIES, INC. REPORTS RECORD THIRD QUARTER 2005 RESULTS

                            Revenues rise 9.5 Percent
                           Net Income grows 82 Percent
          Company announces quarterly cash dividend of $0.03 per share

SPARKS, NEVADA, NOVEMBER 9, 2005 -- Ormat Technologies, Inc. (NYSE: ORA) today announced financial results for the third quarter ended September 30, 2005. For the quarter, total revenues were $69.3 million as compared to $63.3 million for the same period in 2004, an increase of 9.5%.

Electricity segment revenues for the quarter were $51.4 million, an increase of
5.3% as compared to $48.8 million during the same period in 2004. The increase in revenues was primarily attributed to higher energy rates for power supplied under the power purchase agreement of the Puna project. In addition, the third quarter is traditionally Ormat's strongest quarter due to seasonality as capacity rates applicable to Ormat's California power purchase agreements are higher in the summer months resulting in increased revenues during the third quarter.

Net income for the quarter ended September 30, 2005 was $12.3 million or $0.39 per share of common stock as compared with $6.8 million or $0.28 per share of common stock during the same period in 2004. There were 31.6 million weighted average shares outstanding during the third quarter of 2005 and 24.4 million during the same period in 2004.

For the quarter ended September 30, 2005, the Company's gross margin was 45.3%
compared to 43.2% during the same period in 2004. Operating income for the quarter ended September 30, 2005 was $25.3 million as compared with $22.5 million for the same period in 2004, an increase of 12.1%.

Adjusted EBITDA for the quarter ended September 30, 2005 was $37.7 million as compared with $33.0 million for the same period in 2004. Adjusted EBITDA includes operating income and depreciation and amortization totaling $4.2 million and $2.7 million for the quarters ended September 30, 2005 and 2004, respectively, related to the Company's unconsolidated investment interest of 50%
in the Mammoth project in California and 80% in the Leyte project in the
Philippines. The reconciliation of GAAP net income to Adjusted EBITDA is set forth below in this release.

For the nine months ended September 30, 2005, total revenues were $179.2 million, a 10.0% increase over total revenues of $163.0 million for the same period in 2004. Revenues in the nine months ended September 30, 2005 included all revenues generated by the Steamboat 2/3 projects that Ormat acquired on
February 13, 2004 and the Steamboat Hills and Puna projects that the Company acquired during the second quarter of 2004.

Net income for the nine months ended September 30, 2005 was $20.3 million or
$0.64 per common share as compared with $13.0 million or $0.55 per share for the same period of 2004. There were 31.6 million weighted average shares outstanding during the first half of 2005 and 23.6 million during the same period in 2004.

For the nine months ended September 30, 2005, the Company's gross margin was
37.8% compared to 38.8% during the same period in 2004. Operating income for the nine months ended September 30, 2005 was $50.1 million as compared with $48.1 million for the same period in 2004, an increase of 4.1%.

Adjusted EBITDA for nine months ended September 30, 2005 was $89.0 million as compared with $79.7 million for the same period in 2004. Adjusted EBITDA includes operating income and depreciation and amortization totaling $13.0 million and $9.6 million for the nine months ended September 30, 2005 and 2004, respectively, related to the Company's unconsolidated investment interest of 50%
in the Mammoth project in California and 80% in the Leyte project in the
Philippines. The reconciliation of GAAP net income to Adjusted EBITDA is set forth below in this release.

As of September 30, 2005, the Company had cash, cash equivalents and marketable securities of $103.0 million compared to $125.9 million as of December 31, 2004.
The decrease in the Company's cash position was principally due to capital expenditures and the repayment of long-term debt offset by an increase of $71.0 million as a result of the refinancing of the Puna project in May 2005.

On November 9, 2005, Ormat's Board of Directors approved the payment of a quarterly cash dividend of $0.03 per common share pursuant to the Company's dividend policy, which targets an annual payout ratio of at least 20% of the
Company's net income, subject to Board approval. The dividend will be paid on
December 6, 2005 to shareholders of record as of the close of business on
November 29, 2005.

An Ormat subsidiary recently made a decision to refinance its existing project finance debt outstanding under its Credit Agreement with Beal Bank, relating to the Heber Projects. This refinancing is expected to be effected in the fourth quarter of 2005 or the first quarter of 2006, and if completed within this time frame, will cause a one-time charge of approximately $10.0 million, net of related taxes of approximately $6.5 million. The charge will result from the prepayment premium associated with the payment to Beal Bank and the write-down of certain capitalized costs associated with the incurrence of the Beal Bank debt. The charge would be a non-recurring interest expense with no impact on revenues or operational items. In subsequent accounting periods, the refinancing would reduce Ormat's overall interest expense and as such, would have a positive effect on future earnings and cash flow.

Commenting on the results, Dita Bronicki, President and Chief Executive Officer
of Ormat said, "Ormat's top and bottom line growth this quarter reflects performance in line with the Company's plans, and was further enhanced by the higher prices paid for the electricity produced in Puna. Our construction and enhancement projects are on track. Galena will start to generate additional revenues in November and Heber will start to generate additional revenues towards the end of December. Puna's output was increased by 4 MW in June and is reflected in this quarter's revenue."

Ms. Bronicki continued, "Our product segment continued to gain traction as we entered into a $4.4 million supply contract with UltraTech Cement Ltd. in
Mumbai, India for a Recovered Energy Generating power plant. This is the third contract this year in Recovered Energy; a market that we believe represents substantial growth potential for Ormat.

Commenting on the outlook for 2005, Ms. Bronicki said, "We expect our 2005 electricity segment revenue to slightly exceed the projection we previously made of $170 million. We also continue to expect an additional $18 million of revenue from our share of electricity revenue generated by subsidiaries and accounted for under the equity method. With regard to our products segment, we currently expect that our 2005 revenue will be approximately $60 million."

CONFERENCE CALL DETAILS
Ormat will host a conference call to discuss its financial results and other matters discussed in this press release at 9:00 a.m. U.S. E.S.T. on Thursday,
November 10, 2005. The call will be available as a live, listen-only webcast at
www.ormat.com. A 30-day archive of the webcast will be available approximately 2 hours after the conclusion of the live call. To listen to a replay, please call
1-877-519-4471 in the United States and Canada and 1-973-341-3080 for
international callers and utilize code 6620202.

ABOUT ORMAT TECHNOLOGIES
Ormat Technologies, Inc. is a vertically integrated company primarily engaged in the geothermal and recovered energy power business. The Company designs, develops, builds, owns and operates geothermal power plants. It also designs, develops and builds, and plans to own and operate, recovered energy-based power plants. Additionally, the Company designs, manufactures and sells geothermal and recovered energy power units and other power generating equipment, and provides related services. Ormat products and systems are covered by more than 70 patents. Ormat currently has operations in the United States, Israel, the
Philippines, Guatemala, Kenya, and Nicaragua.

SAFE HARBOR STATEMENT
Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are "forward-looking statements" as defined in the Private Securities
Litigation Reform Act of 1995. These forward-looking statements generally relate to the Company's plans, objectives and expectations for future operations and are based upon management's current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, see "Management Discussion and Analysis of Financial Condition
and Results of Operations - Risk Factors" as described in the Company's 10-K/A filed with the Securities and Exchange Commission on April 12, 2005. These
forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

ABOUT NON - GAAP FINANCIAL MEASURES
This press release includes a financial measure defined as a non-GAAP financial measure by the Securities and Exchange Commission: adjusted EBITDA. This measure may be different from non-GAAP financial measures used by other companies. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. Management of Ormat Technologies, Inc.
believes that adjusted EBITDA provides meaningful supplemental information that both management and investors benefit from in assessing Ormat Technologies'
ability to service and/or incur debt.

                   ORMAT TECHNOLOGIES, INC. AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
     FOR THE THREE AND NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2005 AND 2004
                                   (UNAUDITED)

                                                             THREE MONTHS ENDED SEPTEMBER 30,       NINE MONTHS ENDED SEPTEMBER 30,
                                                           ------------------------------------  -----------------------------------
                                                                 2005              2004               2005               2004
                                                           ---------------  -------------------  --------------   ------------------
                                                                (IN THOUSANDS, EXCEPT                  (IN THOUSANDS, EXCEPT
                                                                  PER SHARE AMOUNTS)                     PER SHARE AMOUNTS)

Revenues:
  Electricity:
    Energy and capacity                                $     30,042          $     34,333         $  80,009          $     82,381
    Lease portion of energy and capacity                     20,772                14,470            53,363                36,637
    Lease income                                                571                     -               859                     -
                                                         -----------         -------------        ----------         ------------
      Total electricity                                      51,385                48,803           134,231               119,018
  Products                                                   17,905                14,480            44,980                43,971
                                                         -----------         -------------        ----------         ------------
      Total revenues                                         69,290                63,283           179,211               162,989
                                                         -----------         -------------        ----------         ------------
Cost of revenues:
  Electricity:
    Energy and capacity                                      16,948                16,971            53,332                46,411
    Lease portion of energy and capacity                      7,350                 8,092            22,083                19,264
    Lease expense                                             1,557                                   1,843
                                                         -----------         -------------        ----------         ------------
      Total electricity                                      25,855                25,063            77,258                65,675
  Products                                                   12,073                10,908            34,183                34,030
                                                         -----------         -------------        ----------         ------------
      Total cost of revenues                                 37,928                35,971           111,441                99,705
                                                         -----------         -------------        ----------         ------------
      Gross margin                                           31,362                27,312            67,770                63,284

Operating expenses:
  Research and development expenses                             777                   351             1,871                 1,553
  Selling and marketing expenses                              1,934                 1,649             5,793                 5,595
  General and administrative expenses                         3,388                 2,776             9,990                 7,995
                                                         -----------         -------------        ----------         ------------
      Operating income                                       25,263                22,536            50,116                48,141

Other income (expense):
  Interest income                                             1,370                     64            3,255                   495
  Interest expense                                           (9,011)               (11,737)         (28,811)              (31,212)
  Foreign currency translation and
    transaction losses                                          (21)                  (192)             (65)                 (589)
  Other non-operating income                                     53                     76              165                   221
                                                         -----------         -------------        ----------         ------------

Income before income taxes, minority
interest, and equity in income of investees                  17,654                 10,747           24,660                17,056

Income tax provision                                         (6,977)                (4,197)          (9,611)               (6,154)
Minority interest in earnings of subsidiaries                     -                      -                -                  (108)
Equity in income of investees                                 1,641                    213            5,271                 2,248
                                                         -----------         --------------       ----------         ------------
      Net income                                             12,318                  6,763           20,320                13,042
                                                         ===========         ==============       ==========         ============
Basic and diluted income per share:

      Net income                                         $     0.39            $      0.28           $ 0.64            $     0.55
                                                         ===========         ==============       ==========         ============

      Weighted average number of shares outstanding          31,563                 24,375           31,563                23,610
                                                         ===========         ==============       ==========         ============

                    ORMAT TECHNOLOGIES, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                 AS OF SEPTEMBER 30, 2005 AND DECEMBER 31, 2004
                                   (UNAUDITED)

                                                                                SEPTEMBER 30                DECEMBER 31,
                                                                                   2005                         2004
                                                                          ----------------------------------------------------------

                                                                                      (IN THOUSANDS, EXCEPT SHARE
                                                                                         AND PER SHARE AMOUNTS)
ASSETS
Current assets:
    Cash and cash equivalents                                                   $    48,538             $     36,750
    Marketable securities                                                            54,447                   89,166
    Restricted cash, cash equivalents and marketable securities                      38,719                    3,676
    Receivables:
      Trade                                                                          35,941                    26,913
      Related entities                                                                  445                     2,413
      Other                                                                           1,938                     1,816
    Inventories, net                                                                  5,241                     6,046
    Costs and estimated earnings in excess of
        billings on uncompleted contracts                                             5,511                     3,164
    Deferred income taxes                                                             1,411                     1,001
    Prepaid expenses and other                                                        4,096                     2,377
                                                                                ---------------            ------------
Total current assets                                                                196,287                   173,322

Restricted cash, cash equivalents and marketable securities                             712                    19,339
Unconsolidated investments                                                           48,554                    48,818
Deposits and other                                                                   15,745                    13,759
Deferred income taxes                                                                 5,007                     3,044
Property, plant and equipment, net                                                  449,330                   466,826
Construction-in-process                                                             144,568                    60,177
Deferred financing and lease costs, net                                              18,059                    15,873
Intangible assets, net                                                               46,854                    48,930
                                                                                ---------------            ------------
       Total assets                                                             $   925,116              $    850,088
                                                                                ===============            ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses                                         $    61,617               $     37,56
  Billings in excess of costs and estimated
     earnings on uncompleted contracts                                               12,361                     6,139
  Current portion of long-term debt:
     Limited and non-recourse                                                         9,847                     8,295
     Full recourse                                                                    1,000                    24,361
     Senior secured notes (non-recourse)                                              7,814                     6,090
  Due to Parent, including current portion of notes payable to Parent                38,721                    40,531
                                                                               ---------------             ------------
        Total current liabilities                                                   131,360                  122,981

Long-term debt, net of current portion:
    Limited and non-recourse                                                         151,797                  159,370
    Full recourse                                                                      2,000                    3,000
    Senior secured notes (non-recourse)                                              178,692                  183,399
Notes payable to Parent, net of current portion                                      155,198                  171,809
Other liabilities                                                                      1,349                    1,389
Deferred lease income                                                                 70,141                       --
Deferred income taxes                                                                 25,359                   18,368
Liabilities for severance pay                                                         11,322                   11,129
Asset retirement obligation                                                           11,240                   10,665
                                                                               ---------------             ------------
       Total liabilities                                                             738,458                  682,110
                                                                               ---------------             ------------

Minority interest in net assets of subsidiaries                                           64                       64
                                                                               ---------------            ------------
Stockholders' equity:
  Common stock, par value $0.001 per share; 200,000,000 shares
  authorized; 31,562,496 shares issued and outstanding                                    31                      31
  Additional paid-in capital                                                         124,008                 124,008
  Unearned stock-based compensation                                                     (170)                   (244)
  Retained earnings                                                                   61,914                  44,441
  Accumulated other comprehensive income (loss)                                          811                    (322)
                                                                                ---------------            ------------
       Total stockholders' equity                                                    186,594                 167,914
                                                                                ---------------            ------------
       Total liabilities and stockholders' equity                               $    925,116            $    850,088
                                                                                ===============            ============

                    ORMAT TECHNOLOGIES, INC. AND SUBSIDIARIES
                        RECONCILIATION OF ADJUSTED EBITDA
                             (DOLLARS IN THOUSANDS)

RECONCILIATION FROM NET INCOME TO ADJUSTED EBITDA:

EBITDA represents net income before interest, taxes, depreciation and amortization. Adjusted EBITDA includes operating income, depreciation and amortization of our equity investments in the Mammoth and Leyte projects. EBITDA and adjusted EBITDA are presented because we believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of a Company's ability to service and/or incur debt. However, other companies in our industry may calculate EBITDA and adjusted EBITDA differently than we do.
EBITDA and adjusted EBITDA are not measurements of financial performance under accounting principles generally accepted in the United States of America and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net earnings as indicators of our operating performance or any other measures of performance derived in accordance with accounting principles generally accepted in the
United States of America. The following table reconciles net income to EBITDA and adjusted EBITDA, for the three and nine-month periods ended September 30,
2005 and 2004:

                                                               THREE MONTHS ENDED SEPTEMBER 30,      NINE MONTHS ENDED SEPTEMBER 30,
                                                               ---------------------------------------------------------------------
                                                                   2005             2004                2005              2004
                                                               -------------  -----------------  -----------------  ----------------

                                                                       (UNAUDITED)                           (UNAUDITED)
Net income                                                      $    12,318       $       6,763    $   20,320          $    13,042
Adjusted for:
      Equity in income of investees                                  (1,641)               (213)       (5,271)              (2,248)
      Interest expenses, net (including amortization
          of deferred financing costs)                                7,662              11,865        25,621               31,306
      Other non-operating income                                        (53)                (76)         (165)                (221)
      Income tax provision                                            6,977               4,197         9,611                6,154
      Minority interest in earnings of subsidiaries                      --                  --            --                  108
      Depreciation and amortization                                   8,243               7,726        25,861               21,984
                                                                ---------------  --------------    -----------          -----------

EBITDA                                                               33,506              30,262        75,977               70,125
Equity in income of Mamoth-Pacific and Ormat Leyte                    1,424                  18         4,634                1,731
Depreciation, amortization, interest and income taxes
      attributable to our equity in Mammoth-Pacific
      and Ormat Leyte                                                 2,745               2,688         8,428                7,849
                                                                ---------------  --------------    -----------          -----------
ADJUSTED EBITDA                                                 $    37,675     $        32,968     $  89,039           $   79,705
                                                                ===============  ==============    ===========          ===========